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                                                                   EXHIBIT 4(ii)


                          GEORGIA-PACIFIC CORPORATION

                             Officers' Certificate


                 Pursuant to Sections 102 and 301 of the Indenture dated as of March 1, 1983, between Georgia-Pacific Corporation (the "Corporation") and The Chase Manhattan Bank (National Association)("Chase"), as supplemented by the First Supplemental Indenture, dated as of July 27, 1988 (collectively, the "Indenture"), among the Corporation, Chase and Morgan Guaranty Trust Company of New York (whom The Bank of New York has succeeded as Trustee), the undersigned Senior Vice President - Finance and Chief Financial Officer and the Treasurer of the Corporation each hereby certifies as follows:

                 (1) He has read all provisions in the Indenture relating to conditions precedent to the authentication and delivery of $250,000,000 aggregate principal amount of the Corporation's 8 5/8% Debentures Due April 30, 2025 (the "Debentures") and the definitions in the Indenture relating thereto and has made such investigation as he considered necessary in connection with the delivery hereof.

                 (2) In his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not provisions in the Indenture relating to conditions precedent to the authentication and delivery of the Debentures under the Indenture have been complied with.

                 (3) In his opinion, such provisions have been complied with.

                 (4) Pursuant to resolutions adopted by the Board of Directors of the Corporation (or the Executive Committee thereof) at meetings duly called and held on February 24, 1983, July 25, 1986, July 25, 1988, January 29, 1992, January 27, 1993 and May 4, 1993, and by the Pricing Committee of the Board of Directors at a meeting duly called and held on April 18, 1995, the terms of the Debentures to be issued under the Indenture shall be as follows:

                          (i) The title of the Debentures is "8 5/8% Debentures Due April 30, 2025".
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                          (ii)   The Debentures are to be issued in, and
                 limited to, an aggregate principal amount of $250,000,000 (except for Debentures authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Debentures pursuant to the terms of the Indenture).

                          (iii) The unpaid principal of the Debentures is payable on April 30, 2025, subject to the provisions of the Indenture respecting acceleration and earlier redemption.

                          (iv) The Debentures shall bear interest at a rate of 8 5/8% per annum from April 25, 1995 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on October 30 and April 30 of each year, beginning on October 30, 1995, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the October 15 or April 15, as the case may be, next preceding such Interest Payment Date.

                          (v) Principal (and premium, if any) and interest on the Debentures are payable at the Corporate Trust Office of the Trustee in the Borough of Manhattan, City of New
                 York, provided, however, that at the option of the Corporation such payment may be made by check mailed to the Person entitled thereto as provided in the Indenture.

                          (vi) The Debentures are subject to redemption upon not less than 30 nor more than 60 days' notice given as provided in the Indenture at any time, on or after April 30, 2005, as a whole or in part, at the election of the Corporation, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period beginning April 30 of the years indicated:




                          Year             Redemption Price           Year             Redemption Price
                          ----             ----------------           ----             ----------------
                          2005                 104.205%               2010                 102.102%
                          2006                 103.784%               2011                 101.682%
                          2007                 103.364%               2012                 101.261%
                          2008                 102.943%               2013                 100.841%
                          2009                 102.523%               2014                 100.420%

and thereafter at 100% of the principal amount thereof, together in each case with accrued interest to the Redemption Date.

                          (vii) The Debentures will not be entitled to the benefit of any sinking fund.


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         Capitalized terms not otherwise defined herein have the meanings specified in the Indenture.

         IN WITNESS WHEREOF, we have hereunto signed our names the 25th day of April, 1995.




                                        By /s/ John F. McGovern
                                          ------------------------------------
                                               John F. McGovern
                                               Senior Vice President - Finance
                                                 and Chief Financial Officer



                                        By: /s/ Danny W. Huff
                                           ----------------------------------
                                                Danny W. Huff
                                                Treasurer




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